Exhibit 99.1

Longeveron Announces Fourth Quarter and Full Year 2021
Financial Results and Operational Progress

Currently Enrolling Clinical Trials with Lomecel-B in Three Disease Indications:
Hypoplastic Left Heart Syndrome (Phase 2a), Alzheimer’s Disease (Phase 2a),
and Covid-related Acute Respiratory Distress Syndrome (Phase 1)

Lomecel-B for HLSH Granted Rare Pediatric Disease and Orphan Drug Designation by the US FDA

Japanese Phase 2 Aging Frailty Trial Expected to Initiate in First Half of 2022

Multiple Clinical Data Publications Expected in 2022

- Conference Call Today at 8:30 a.m. EST -

Miami, Florida—March 11, 2022— Longeveron Inc. (NASDAQ: LGVN) (the “Company,” “Longeveron” or “we,” “us,” or “our”), a clinical stage biopharmaceutical company developing cellular therapies for chronic, aging-related and life-threatening conditions, today reported recent business highlights and key upcoming catalysts for 2022, and its financial results for the fourth quarter and full year 2021.

“For Longeveron, 2021 was a year defined by effective execution, successful financings, and significant progress across our robust Lomecel-B pipeline of clinical trials,” said Geoff Green, Chief Executive Officer at Longeveron. “Since our IPO in February of last year, important progress has been made in advancing Lomecel-B into next phase trials, including initiation of Phase 2 trials in Alzheimer’s and Hypoplastic Left Heart Syndrome (HLHS), with the latter receiving both Orphan Drug and Rare Pediatric Disease designations from the FDA. Additionally, we successfully closed a $20.5 million private placement of our common stock in the fourth quarter of 2021 to provide capital that we believe will be sufficient to support our ongoing research and operations into 2024. We anticipate 2022 to be another eventful year as we continue to work to demonstrate the potential therapeutic benefit of Lomecel-B across many life-threatening conditions.”

Business Update:

Lomecel-B for Alzheimer’s Disease:

o	In January 2022, we opened enrollment for our Phase 2a clinical trial of Lomecel-B for the treatment of Alzheimer’s Disease. The Phase 2a study, supported by encouraging Phase 1 data announced in 2021, is designed to evaluate the safety of single and multiple administrations of two different doses of Lomecel-B compared to placebo in mild Alzheimer’s disease patients. Other endpoints include brain volumetry by MRI, biomarkers related to inflammatory and vascular systems, and various measures of cognitive function. The first patient has already been treated (the study has a target enrollment of 48 patients), and we intend to activate up to 12 clinical sites to facilitate enrollment. We plan to provide updates on anticipated enrollment rates as additional sites are activated, and trial completion guidance. Further details about the trial design can be found on clinicaltrials.gov by entering trial identifier NCT05233774.

o	We have submitted our Phase 1 results for publication in a peer-reviewed journal and anticipate acceptance and publication during the first half of 2022.

Lomecel-B for Hypoplastic Left Heart Syndrome (HLHS):

o	The ELPIS II trial (Phase 2a) continues to enroll infants in the randomized, blinded 38 patient trial evaluating the safety and efficacy of Lomecel-B injection into the right ventricle of children born with HLHS who are undergoing Stage II reconstructive cardiac surgery. ELPIS II is being funded in part by a grant from the National Institute of Health’s National Heart, Lung, and Blood Institute (NHLBI; Grant number 1UG3HL148318), in collaboration with Longeveron, and is led by Principal Investigator Sunjay Kaushal, MD, PhD, Division Head, Cardiovascular-Thoracic Surgery, Ann and Robert H. Lurie Children’s Hospital of Chicago. All seven clinical sites have now been activated for screening and enrollment and additional sites are being considered.

o	In fourth quarter 2021, the U.S. FDA granted Rare Pediatric Disease Designation and Orphan Drug Designation to Lomecel-B for the treatment of infants with HLHS. HLHS is a rare congenital heart defect affecting approximately 1,000 babies per year in the U.S.

o	The Phase 1 (“ELPIS I”) results have been submitted for publication in a peer-reviewed journal and we anticipate acceptance and publication in 2022.

Lomecel-B for Aging Frailty:

o	The planned Japanese Aging Frailty Phase 2 trial is currently on track to initiate in the first half of 2022. This is an investigator-initiated randomized, placebo-controlled, double-blind single infusion study being conducted by our clinical partners at the National Center for Geriatrics & Gerontology (NCGG; Nagoya), and Juntendo University Hospital (Tokyo).

o	Results from the Phase 1/2 “HERA” Aging Frailty trial are expected to be announced in the first half of 2022. The HERA Trial is a multicenter, randomized, placebo-controlled study intended to evaluate safety, and to explore the effect Lomecel-B may have on biomarkers of immune system function in Aging Frailty subjects receiving the influenza vaccine, as well as other signs and symptoms of Aging Frailty.

o	On January 12, 2022 Longeveron announced publication of the Lomecel-B Phase 2b Aging Frailty trial design in The Journal of Aging and Frailty titled: “The Design and Rationale of a Phase 2b, Randomized, Double-Blinded, and Placebo-Controlled Trial to Evaluate the Safety and Efficacy of Lomecel-B in Older Adults with Frailty.”

Lomecel-B for Acute Respiratory Distress Syndrome Due to COVID 19 Infection:

o	Our Phase 1 trial continues to screen patients at three participating centers in the U.S. We expect enrollment to continue through 2022.

Board Expansion:

o	On February 17, 2022 we announced the appointment of Todd Girolamo to our Board of Directors. Mr. Girolamo is a seasoned attorney and biopharmaceutical executive specializing in health-related products, currently serving as Chief Legal Officer, Senior Vice President of Corporate Development and Corporate Secretary for Caladrius Biosciences, Inc.

Financial Results for Full Year and Fourth Quarter Ended December 31, 2021

Revenue: Revenue in the fourth quarter 2021 was $0.2 million compared to $1.2 million in the same period in 2020. The difference was due to a decrease in clinical trial revenue and grant revenue, as follows:

●	Clinical trial revenue, which derives from our Bahamas Registry Trial, was $0.2 million in the fourth quarter of 2021 compared to $0.5 million in the same period in 2020, a decrease of $0.3 million, or 68%. Continued COVID-19-related travel concerns have negatively impacted Registry Trial revenue.

●	Fourth quarter 2021 grant revenue was less than $0.1 million compared to $0.7 million in the same period in 2020, a decrease of $0.6 million, or 93%. The decrease in grant revenue is due to the completion of several grant-funded clinical trials and associated exhaustion of grant revenue.

Revenue for full year 2021 was $1.3 million compared to $5.6 million in 2020. Clinical trial revenue was $0.7 million for 2021 compared to $1.3 million for 2020, a decrease of $0.6 million, or 46%. Grant revenue was $0.6 million for 2021 compared to $4.3 million for 2020, a decrease of $3.7 million, or 86%. The difference was due to same reasons outlined above with respect to our Bahamas Registry Trial and completion of grant-funded clinical trials.

R&D Expenses: Research and development expenses in the fourth quarter of 2021 were $1.7 million compared to $1.2 million for the same period in 2020. The increase of $0.5 million, or 51%, was primarily due to an increase in research and development expenses related to the completion of clinical trials that were not reimbursable by grants. R&D Expenses for full year 2021 were $7.1 million compared to $2.7 million for 2020. The increase of $4.4 million, or 165% was primarily due to an increase in research and development expenses related to the completion of clinical trials that were not reimbursable by grants; including $2.2 million of equity-based compensation recorded for Restricted Stock Units (“RSUs”) and stock options granted during the year.

G&A Expenses: General and administrative expenses in the fourth quarter of 2021 were $2.3 million compared to $0.7 million for the same period in 2020. The increase of approximately $1.6 million, or 225%, was primarily related to an increase in compensation, insurance and professional expenses incurred during the current period; including $0.4 million of equity-based compensation recorded for RSUs and stock options granted during the quarter. G&A Expenses for full year 2021 were $10.7 million compared to $2.7 million for 2020. The increase of $8.0 million, or 293% was primarily due to an increase in compensation, insurance and professional expenses incurred during the current period; as well as $1.1 million in investor relation costs, and including $4.6 million of equity-based compensation expenses recorded during the year.

Net Loss: Net loss was $4.1 million in the fourth quarter of 2021 compared to $1.4 million for the same period in 2020. Net loss for full year 2021 was $17.0 million compared to $3.7 million in 2020.

Per Share: Net loss per share was $0.20 in the fourth quarter of 2021 compared to $0.08 for the same period in 2020. Net loss per share for full year 2021 was $0.90 compared to $0.23 in 2020.

Cash and Short Term Investments: Cash and short-term investments was $35.0 million compared to $0.8 million as of December 31, 2021 and 2020, respectively. The increase in cash period over period was the result of proceeds received from our initial public offering in February 2021 and our subsequent private placement offering in December 2021.

Financial Outlook

Based on the Company’s current operating plan and financial resources, we believe that our existing cash and short-term investments will be sufficient to cover expenses and capital requirements into 2024.

Conference Call and Webcast:

Management will host a conference call today at 8:30 a.m. Eastern Time to discuss the Company’s fourth quarter and year end 2021 financial results and provide a business update.

The conference call will be available via telephone by dialing toll free 1-844-200-6205 for U.S. callers; 1-646-904-5544 for local callers; or +1 929-526-1599 for international callers and using entry code 770734. An audio replay of the call will be available through March 18, 2022.

A webcast of the call may be accessed from the “Events & Presentations” page on the Longeveron website at https://investors.longeveron.com/events-and-presentations/default.aspx. The recorded webcast will remain accessible for one year through March 11, 2022.

About Longeveron Inc.

Longeveron is a clinical stage biotechnology company developing cellular therapies for specific aging-related and life-threatening conditions. The Company’s lead investigational product is the LOMECEL-B™ cell-based therapy product (“Lomecel-B”), which is derived from culture-expanded medicinal signaling cells (MSCs) that are sourced from bone marrow of young, healthy adult donors. Longeveron believes that by using the same cells that promote tissue repair, organ maintenance, and immune system function, it can develop safe and effective therapies for some of the most difficult disorders associated with the aging process and other medical disorders. Longeveron is currently sponsoring Phase 1 and 2 clinical trials in the following indications: Aging Frailty, Alzheimer’s disease, the Metabolic Syndrome, Acute Respiratory Distress Syndrome (ARDS), and hypoplastic left heart syndrome (HLHS). The Company’s mission is to advance Lomecel-B and other cell-based product candidates into pivotal Phase 3 trials, with the goal of achieving regulatory approvals, subsequent commercialization, and broad use by the healthcare community. Additional information about the Company is available at www.longeveron.com.

Forward-Looking Statements

Certain statements in this press release that are not historical facts are forward-looking statements that reflect management’s current expectations, assumptions, and estimates of future performance and economic conditions, and involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. Forward-looking statements are generally identifiable by the use of forward-looking terminology such as “believe,” “expects,” “may,” “looks to,” “will,” “should,” “plan,” “intend,” “on condition,” “target,” “see,” “potential,” “estimates,” “preliminary,” or “anticipates” or the negative thereof or comparable terminology, or by discussion of strategy or goals or other future events, circumstances, or effects. Moreover, forward-looking statements in this release include, but are not limited to, statements about the ability of our clinical trials to demonstrate safety and efficacy of our product candidates, and other positive results; the timing and focus of our ongoing and future preclinical studies and clinical trials; the size of the market opportunity for our product candidates, the beneficial characteristics, safety, efficacy and therapeutic effects of our product candidates; our ability to obtain and maintain regulatory approval of our product candidates, our plans and ability to obtain or protect intellectual property rights, including extensions of existing patent terms where available and our ability to avoid infringing the intellectual property rights of others, and the period over which we estimate our existing cash and cash equivalents will be sufficient to fund our future operating expenses and capital expenditure requirements. Further information relating to factors that may impact the Company’s results and forward-looking statements are disclosed in the Company’s filings with the SEC. The forward-looking statements contained in this press release are made as of the date of this press release, and the Company disclaims any intention or obligation, other than imposed by law, to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Investors:

Brendan Payne

Stern Investor Relations

Office Direct: 212-698-8695 | Office Main: 212-362-1200

brendan.payne@sternir.com | www.sternir.com

Source: Longeveron Inc

Source: LGVN

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Longeveron Inc.

Selected Balance Sheet Data

(unaudited) (in thousands)

	December 31, 2021	December 31, 2020

Cash	$25,658	$816
Short-term investments	9,385	-
Property and equipment	3,062	3,597
Intangible assets	2,334	1,547
Other assets	2,327	3,280
Total assets	$42,766	$9,240
Total liabilities	5,313	7,283
Total members’ equity and stockholders’ equity	37,453	1,957
Total liabilities, member’s equity and stockholders’ equity	$42,766	$9,240

Longeveron Inc.

Statements of Operations

(Unaudited)(In thousands, except per share data)

	Three months ended December 31		Year ended December 31,
	2021	2020	2021	2020
Revenues
Grant revenue	$44	$659	$598	$4,261
Clinical trial revenue	165	521	708	1,313
Contract revenue	-	-	-	55
Total revenues	209	1,180	1,306	5,629
Cost of revenues	140	651	716	3,803
Gross profit	69	529	590	1,826

Operating expenses
General and administrative	2,280	702	10,734	2,731
Research and development	1,733	1,151	7,092	2,674
Selling and marketing	88	59	220	199
Total operating expenses	4,101	1,912	18,046	5,604
Loss from operations	(4,032)	(1,383)	(17,456)	(3,778)
Other income and (expenses)
Forgiveness of Paycheck Protection Program loan	-	-	300	-
Interest expense	(1)	(3)	(4)	(7)
Other (expense) income, net	(36)	30	115	64
Total other (expense) income, net	(37)	27	411	57
Net loss	$(4,069)	$(1,356)	$(17,046)	$(3,721)
Basic and diluted net loss per share	$(0.20)	$(0.08)	$(0.90)	$(0.23)
Basic and diluted weighted average common shares outstanding	20,019,138	16,040,864	18,915,086	16,023,349

Source: Longeveron Inc.

Source: LGVN